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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Don R. O'Neal                                 NationsRent, Inc. ("NRI")                       Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
    450 East Las Olas Blvd., Suite 1400           Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person, if an Entity        12/98             ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------                below)
    Fort Lauderdale, FL          33309                                    5. If Amendment,    President and Chief Operating Officer
---------------------------------------------                                Date of Original --------------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                 --          7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                      12/16/98  C(1)          1,016,519  (A)   $7.1875/sh.     --                 (D)           -N/A-
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Common Stock                      12/16/98  C(2)            417,391  (A)   $7.1875/sh.   1,436,910            (D)           -N/A-
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Common Stock                      12/16/98  C(3)          1,966,000  (A)   $7.1875/sh.   1,966,000            (I)           (4)
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Common Stock                        --      --                --     --        --          621,392            (I)           (5)
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Response)

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)   (D)      cisable Date               Shares
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Unsecured Convertible
Subordinated Promissory Note  $7.1875  12/16/98     C(1)  --      $ 7,306,231  10/23/98 10/23/04 Common Stock   1,016,519    --
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Unsecured Convertible
Subordinated Promissory Note  $7.1875  12/16/98     C(2)  --      $ 3,000,000  10/23/98  10/23/04 Common Stock    417,391    --
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Unsecured Convertible
Subordinated Promissory Note  $7.1875  12/16/98     C(3)  --      $14,130,631  10/23/98  10/23/04 Common Stock  1,966,000    --
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Stock Options                 $5.50       --         --   --       --          10/23/99  10/23/08 Common Stock    100,000    --
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Unsecured Convertible
Subordinated Promissory Note           0                   --                          --
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Unsecured Convertible
Subordinated Promissory Note           0                   --                          --
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Unsecured Convertible
Subordinated Promissory Note           0                   --                          --
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Stock Options                    100,000                   (D)                         N/A
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Explanation of Responses:
(1) This transaction represents the conversion of a convertible promissory note in the principal amount of $7,306,231.
(2) This transaction represents the conversion of a convertible promissory note in the principal amount of $3,000,000.
(3) This transaction represents the conversion of a convertible promissory note in the principal amount of $14,130,631.
(4) These shares are held by the 1997 Roy L. and Ellen M. O'Neal Irrevocable Trust for Don R. O'Neal,
    of which the reporting person is a trustee and beneficiary.
(5) The reporting person disclaims beneficial ownership of 621,392 shares of Common Stock held by his wife, which shares were acquired upon the conversion of convertible promissory notes in the aggregate principal amount of $4,466,258.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Don R. O'Neal              1/11/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               ------------------------------- -------
                                                                                          **Signature of Reporting Person   Date
                                                                                          Don R. O'Neal

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 5 for procedure.

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